Exhibit 1.2

Pricing Agreement

January 4, 2018

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays Bank PLC (the “Bank”) proposes to issue $2,000,000,000 aggregate principal amount of 2.650% Fixed Rate Senior Notes due 2021 (the “Fixed Rate Notes”) and $1,000,000,000 aggregate principal amount of Floating Rate Senior Notes due 2021 (the “Floating Rate Notes”, and together with the Fixed Rate Notes, the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedules I-A and/or I-B hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated January 4, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

Notwithstanding the provisions of Section 9(e) of the Underwriting Agreement, the independent accountants of the Bank shall not be required to furnish a letter or letters at the Applicable Time but, for the avoidance of doubt, shall be required to deliver such letters at the Time of Delivery.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 3:30 p.m. New York time on January 4, 2018. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A and Exhibit B hereto.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, the Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Bank (as a manufacturer) and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Notes.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Bank on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS BANK PLC

/s/ Miray Muminoglu
Name: Miray Muminoglu
Title: Managing Director, Capital Markets Execution

Accepted as of the date hereof

at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Faizal Sayani
Name: Faizal Sayani
Title: Managing Director

[Signature Page to Pricing Agreement]

SCHEDULE I-A

Underwriter	Principal Amount of the Fixed Rate Notes

Barclays Capital Inc.	$1,460,000,000
BMO Capital Markets Corp.	$100,000,000
Scotia Capital (USA) Inc.	$100,000,000
TD Securities (USA) LLC	$100,000,000
PNC Capital Markets LLC	$60,000,000
Swedbank AB (publ)	$60,000,000
U.S. Bancorp Investments, Inc.	$60,000,000
Blaylock Van, LLC	$20,000,000
R. Seelaus & Co., Inc.	$20,000,000
Tribal Capital Markets, LLC	$20,000,000

Total	$2,000,000,000

SCHEDULE I-B

Underwriter	Principal Amount of the Floating Rate Notes

Barclays Capital Inc.	$730,000,000
BMO Capital Markets Corp.	$50,000,000
Scotia Capital (USA) Inc.	$50,000,000
TD Securities (USA) LLC	$50,000,000
PNC Capital Markets LLC	$30,000,000
Swedbank AB (publ)	$30,000,000
U.S. Bancorp Investments, Inc.	$30,000,000
Blaylock Van, LLC	$10,000,000
R. Seelaus & Co., Inc.	$10,000,000
Tribal Capital Markets, LLC	$10,000,000

Total	$1,000,000,000

SCHEDULE II

Title of Designated Securities:

US$2,000,000,000 2.650% Fixed Rate Senior Notes due 2021.

US$1,000,000,000 Floating Rate Senior Notes due 2021.

Price to Public:

99.903% of principal amount (for the Fixed Rate Notes).

100% of principal amount (for the Floating Rate Notes).

Subscription Price by Underwriters:

99.678% of principal amount (for the Fixed Rate Notes).

99.775% of principal amount (for the Floating Rate Notes).

Form of Designated Securities:

Each of the Fixed Rate Notes and the Floating Rate Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) issued pursuant to the Senior Debt Indenture dated September 16, 2004 between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”).

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Fixed Rate Notes will be January 11, 2021.

The stated maturity of the principal of the Floating Rate Notes will be January 11, 2021.

Interest Rate:

Interest will accrue on the Fixed Rate Notes from the date of their issuance. Interest will accrue on the Fixed Rate Notes at a rate of 2.650% per year from and including the date of issuance.

Interest will accrue on the Floating Rate Notes from the date of their issuance. The interest rate for the first Interest Period (as defined in the Prospectus Supplement (as defined below)) will be LIBOR, as determined on January 9, 2018, plus 0.46% per annum (the “Margin”). Thereafter, the interest rate for any Interest Period will be LIBOR, as determined on the applicable Interest Determination Date (as defined the Prospectus Supplement), plus the Margin. The interest rate will be reset quarterly on each Interest Reset Date (as defined the Prospectus Supplement).

“LIBOR” means the 3-month U.S. dollar London Interbank Offered Rate, as determined in accordance with the provisions described in the Prospectus Supplement.

Interest Payment Dates:

Interest will be payable on the Fixed Rate Notes semi-annually in arrear on January 11 and July 11 of each year, commencing on July 11, 2018 and ending on the Maturity Date.

Interest will be payable on the Floating Rate Notes quarterly in arrear on January 11, April 11, July 11 and October 11 of each year, commencing on April 11, 2018 and ending on the Maturity Date.

Interest Reset Dates:

With respect to the Floating Rate Notes, every January 11, April 11, July 11 and October 11 in each year, commencing on April 11, 2018; provided that the interest rate in effect from (and including) January 11, 2018 to (but excluding) the first Interest Reset Date will be the initial interest rate (each, an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day (as defined in the Prospectus Supplement), the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Interest Periods:

With respect to the Floating Rate Notes, each period beginning on, and including, an Interest Payment Date and ending on, but not including, the next succeeding Interest Payment Date (each, an “Interest Period”); provided that the first Interest Period will begin on and include January 11, 2018 and will end on, but not include April 11, 2018.

Interest Determination Dates:

With respect to the Floating Rate Notes, the interest determination date (the “Interest Determination Date”) for the first Interest Period will be the second London banking day preceding the Issue Date and the Interest Determination Date for each succeeding Interest Period will be on the second London banking day preceding the applicable Interest Reset Date. “London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

Record Dates:

The close of business on the Business Day immediately preceding each relevant Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Bank may, at its option, redeem the Fixed Rate Notes then outstanding, in whole but not in part, on December 11, 2020 at an amount equal to 100% of their principal amount together with, accrued but unpaid interest, if any, on the principal amount of the Fixed Rate Notes to be redeemed to (but excluding) the redemption date.

The Bank may, at its option, redeem the Floating Rate Notes then outstanding, in whole but not in part, on December 11, 2020 at an amount equal to 100% of their principal amount together with, accrued but unpaid interest, if any, on the principal amount of the Floating Rate Notes to be redeemed to (but excluding) the redemption date.

Any redemption of Notes pursuant to the provisions described herein under “Optional Redemption” will also be subject to the provisions described under “Notice of Redemption” in the Prospectus Supplement.

Tax Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Prospectus Supplement.

Time of Delivery:

January 11, 2018 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Bank in same day funds.

Value Added Tax:

(a) If the Bank is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Bank shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Bank is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Bank in respect of the Relevant Cost under paragraph (a) above, the Bank shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Bank for any amount paid by the Bank in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Bank, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Bank.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter has represented, warranted and agreed with the Bank that, in connection with the distribution of the Notes, directly or indirectly, it:

(1)	has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA would not, if the Bank was not an authorized person, apply to the Bank; and

(2)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter has represented, warranted and agreed with the Bank that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each Underwriter has represented, warranted and agreed with the Bank, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Other Terms and Conditions:

As set forth in the prospectus supplement dated January 4, 2018 relating to the Notes (the “Prospectus Supplement”), incorporating the Prospectus dated July 18, 2016 relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Fixed Rate Notes, dated January 4, 2018, attached hereto as Exhibit A.

Final Term Sheet for the Floating Rate Notes, dated January 4, 2018, attached hereto as Exhibit B.

EXHIBIT A

Final Term Sheet for the Fixed Rate Notes, dated January 4, 2018

USD $2,000,000,000 2.650% Fixed Rate Senior Notes due 2021

Pricing Term Sheet

Issuer:	Barclays Bank PLC (the “Bank”)

Notes:	USD 2bn 2.650% Fixed Rate Senior Notes due 2021 (the “Notes”)

Status:	Senior Debt / Unsecured

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	January 4, 2018

Settlement Date:	January 11, 2018 (T+5)

Maturity Date:	January 11, 2021 (the “Maturity Date”)

Coupon:	2.650%

Interest Payment Dates:	Semi-annually in arrear on January 11 and July 11 in each year, commencing on July 11, 2018 and ending on the Maturity Date

Coupon Calculation:	30/360, following, unadjusted

Business Days:	New York, London

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated January 4, 2018 (the “Preliminary Prospectus Supplement”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Benchmark Treasury:	T 1.875 12/15/20

Spread to Benchmark:	65bps

Reoffer Yield:	2.684%

Issue Price:	99.903%

Underwriting Discount:	0.225%

Net Proceeds:	USD 1,993,560,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	Blaylock Van, LLC; BMO Capital Markets Corp.; PNC Capital Markets LLC; R. Seelaus & Co., Inc.; Scotia Capital (USA) Inc.; Swedbank AB (publ); TD Securities (USA) LLC; Tribal Capital Markets, LLC; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-12 of the Preliminary Prospectus Supplement.

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739FJJ12 / 06739F JJ1

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Bank’s shelf registration statement on Form F-3 (No. 333-212571) and to be issued pursuant to the Senior Debt Indenture dated September 16, 2004 between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”)

Listing:	We will apply to list the Notes on the New York Stock Exchange

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

The Bank has filed a registration statement (including a prospectus dated July 18, 2016 (the “Prospectus”) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

MiFID II professionals/ECPs-only/ No PRIIPs KID – the Issuer as manufacturer has identified that the target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

EXHIBIT B

Final Term Sheet for the Floating Rate Notes, dated January 4, 2018

USD $1,000,000,000 Floating Rate Senior Notes due 2021

Pricing Term Sheet

Issuer:	Barclays Bank PLC (the “Bank”)

Notes:	USD 1bn Floating Rate Senior Notes due 2021 (the “Notes”)

Status:	Senior Debt / Unsecured

Legal Format:	SEC registered

Principal Amount:	USD 1,000,000,000

Trade Date:	January 4, 2018

Settlement Date:	January 11, 2018 (T+5)

Maturity Date:	January 11, 2021 (the “Maturity Date”)

Coupon:	The interest rate for the first Interest Period (as defined below) will be LIBOR (as defined below), as determined on January 9, 2018, plus the Margin (as described below). Thereafter, the interest rate for any Interest Period will be LIBOR, as determined on the applicable Interest Determination Date (as defined below), plus the Margin. The interest rate will be reset quarterly on each Interest Reset Date (as defined below). The interest rate will not be less than zero.

Interest Payment Dates:	Quarterly in arrear on January 11, April 11, July 11 and October 11 in each year, commencing on April 11, 2018 and ending on the Maturity Date (each, an “Interest Payment Date”).

Coupon Calculation:	Actual/360, Modified Following, adjusted

Business Days:	New York, London

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated January 4, 2018 (the “Preliminary Prospectus Supplement”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Benchmark:	3-month USD LIBOR (as determined by reference to Reuters Page LIBOR01)

Margin:	+46bps (the “Margin”)

Issue Price:	100.000%

Underwriting Discount:	0.225%

Net Proceeds:	USD 997,750,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	Blaylock Van, LLC; BMO Capital Markets Corp.; PNC Capital Markets LLC; R. Seelaus & Co., Inc.; Scotia Capital (USA) Inc.; Swedbank AB (publ); TD Securities (USA) LLC; Tribal Capital Markets, LLC; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-12 of the Preliminary Prospectus Supplement

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739FJK84 / 06739F JK8

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Bank’s shelf registration statement on Form F-3 (No. 333-212571) and to be issued pursuant to the Senior Debt Indenture dated September 16, 2004 between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”)

Listing:	We will apply to list the Notes on the New York Stock Exchange

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

Description of Notes

The Notes will be issued in an aggregate principal amount of $1,000,000,000, and unless previously redeemed and cancelled will mature on January 11, 2021 and will bear interest at a floating rate equal to LIBOR plus 0.46% per annum (the “Interest Rate”), payable quarterly in arrear on January 11, April 11, July 11 and October 11 of each year (each, an “Interest Payment Date”), commencing on April 11, 2018. The regular record dates for the Notes will be the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

If any scheduled Interest Payment Date, other than the Maturity Date, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day.

Each interest period on the Notes will begin on (and include) an Interest Payment Date and end on (but exclude) the following Interest Payment Date (each, an “Interest Period”); provided that the first Interest Period will begin on and include January 11, 2018 and will end on, but exclude, April 11, 2018. The interest determination date (“Interest Determination Date”) for the first Interest Period will be the second London banking day preceding the Settlement Date and the Interest Determination Date for each succeeding Interest Period will be on the second London banking day preceding the applicable Interest Reset Date. “London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

The initial Interest Rate on the Notes will be equal to LIBOR, as determined on January 9, 2018, plus 0.46% per annum. Thereafter, the rate of interest on the Notes will be reset quarterly on January 11, April 11, July 11 and October 11 in each year (each, an “Interest Reset Date”), commencing on April 11, 2018; provided that the interest rate in effect from (and including) January 11, 2018 to (but excluding) the first Interest Reset Date will be the initial Interest Rate. If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Interest on the Notes will be computed on the basis of the actual number of days in each Interest Period and a 360-day year.

The calculation agent for the Notes is The Bank of New York Mellon, London Branch, or its successor appointed by the Bank (the “Calculation Agent”). The Calculation Agent will determine the Interest Rate for each Interest Period for the Notes by reference to LIBOR on the applicable Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Bank and the Trustee (if the Calculation Agent is not the Trustee) of the new interest rate for Notes. Upon the request of the holder of any Note, the Calculation Agent will provide the Interest Rate then in effect and, if determined, the Interest Rate that will become effective on the next Interest Reset Date.

LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(1)	With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below.

(2)

With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Bank, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of

New York, on the Interest Determination Date by three major banks in The City of New York (which may include affiliates of the underwriters) selected and identified by the Bank for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

All percentages resulting from any calculation of any Interest Rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or

.09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the Calculation Agent for the purposes of calculating interest on the Notes shall be conclusive and binding on the holders of the Notes, the Bank and the Trustee, absent manifest error.

For any Interest Period, if LIBOR is negative, then it would reduce the Interest Rate payable for such interest period below the specified margin. Accordingly, holders may receive an Interest Rate that is lower than the specified margin. In any event, the Interest Rate will not be less than zero.

The Bank has filed a registration statement (including a prospectus dated July 18, 2016 (the “Prospectus”) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

MiFID II professionals/ECPs-only/ No PRIIPs KID – the Issuer as manufacturer has identified that the target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.